Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. APPOINTS

WARREN D. HARRIS TO ITS BOARD OF DIRECTORS

Virginia Beach, VA – June 16, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, today announced that it has appointed Warren D. Harris to the Company’s Board of Directors. Mr. Harris will also serve on the Audit Committee of the Board of Directors. Mr. Harris has extensive experience in economic development that has led him to work in Southeast Asia, Europe and South America, as well as throughout the United States. Mr. Harris will replace Sanjay (“Jay”) Madhu, who resigned his position with the Company due to time constraints related to his work with two other public companies. Wheeler’s Board will remain at eight members with five of those members being independent.

Presently, Mr. Harris is the Director of Economic Development for the City of Virginia Beach where he is involved in improving and enhancing the standard of living and economic health of the Hampton Roads area. Under Mr. Harris’ leadership, the department has received accreditation and recognition from several national and international associations. During his tenure, Mr. Harris has also successfully completed the restructuring of the economic department for the City of Virginia Beach. This effort resulted in an international office being established in Germany for the department, as well as in the opening of a trade office in Olongapo, Philippines. Mr. Harris was appointed this position in 2007 by the City Manager after serving as the Director of Economic Development for the City of Chesapeake, VA.

Mr. Harris has been recognized by the American Society of Public Administrators and has been awarded the G. Robert House, Jr. Award for excellence in public service. Mr. Harris received his Bachelor’s degree in Political Science from Hampton University and has a Master’s in Public Administration from Old Dominion University. Mr. Harris currently serves on a number of boards and community service organizations in the Coastal Virginia area.

Jon S. Wheeler, Chairman and CEO, stated, “We are very pleased to welcome Warren to the Company’s Board of Directors. Warren has a proven record of success in the community. We believe his background in economic development as well as leadership and marketing skills will prove to be a valuable addition to our team.”

Mr. Wheeler continued, “We would also like to thank Jay for his excellent contribution to the board. His expertise has assisted in the growth of the Company. We know his skill set will lend well in his new position as Chief Executive Officer of Oxbridge RE Holdings Limited and we wish him the very best in this new endeavor.”

Wheeler Real Estate Investment Trust Inc.	Page 2
June 16, 2014

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust Inc.		The Equity Group Inc.
Robin Hanisch		Terry Downs
Corporate Secretary		Associate
(757) 627-9088 / robin@whlr.us		(212) 836-9615 / tdowns@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com